EXHIBIT 10.39*
Avaya Inc.
4655 Great America Parkway
Santa Clara, CA 95054 USA

November 3, 2017

Ms. Shefali Shah

Dear Shefali,

It gives me great pleasure to offer you a Senior Vice President position in Avaya Inc. In addition to confirming my offer, this letter sets out the terms and conditions of your employment and outlines the current major features of Avaya’s compensation and benefit plans, programs and practices under which you will be covered.

Assumption of Duties: Effective on or about December 11, 2017, you will assume the role of Chief Administrative Officer. Your office will be located at 2 Penn Plaza, New York, NY 10121.

Cash Compensation:

Monthly Base Salary: Your annual base salary will be $600,000, paid monthly. Based on your hire date of December 11th, you will receive your first paycheck on December 30th and monthly after that.

Avaya Incentive Plan (AIP): Avaya offers an Incentive Plan that provides an opportunity for payment two times per fiscal year (Avaya’s fiscal year is October 1 through September 30).  Each eligible employee’s Incentive Plan payment is based on several factors, including individual contribution and company performance. Your opportunity is 100% of your Base Salary (“Opportunity”). Your actual payout could be anywhere between 0%-200% of the Opportunity based on individual and company performance, as Avaya may further specify from time to time. Our incentive programs are reviewed annually and subject to change. More specific information about Avaya’s incentive plan design, metrics, and targets is typically communicated to employees during the first quarter of each fiscal year and will be viewable on the Company intranet after your hire date.

I am pleased to detail the arrangement for the next two performance periods of the Avaya Incentive Plan (AIP) Payment for FY18. The target portion of the AIP Opportunity in the performance periods for 2018 will be guaranteed pursuant to the following schedule and terms:

•	$300,000 the first half of FY18 under the AIP (or comparable Avaya incentive plan), to be paid on or about June 30, 2018.

•	$300,000 the second half of FY18 under the AIP (or comparable Avaya incentive plan), to be paid on or about December 31, 2018.

Payment is conditioned upon your continued employment through the payment date.

Sign-On Bonus: We will pay you a cash sign-on bonus in the amount of $500,000 less applicable taxes in the December 31, 2017 pay cycle.

If you terminate your employment voluntarily or if Avaya terminates your employment involuntarily with cause prior to December 11, 2018, you will be obligated to return a pro-rated portion of this Bonus based upon completed months of employment. (Proration is based upon completed months of employment from December 11, 2017 to December 11, 2018.) If your employment is terminated involuntarily due to workforce reduction or other similar action, you will not be obligated to return any portion of this Bonus.

Long Term Incentives: Subject to approval by the Board of Directors or its delegate, on the effective date of the Company’s Chapter 11 Plan (the “Emergence Date”), you will be awarded  (i) restricted stock units (“RSUs”) and (ii) options to purchase shares of the Company’s common stock (“Options”) at an exercise/strike price equal to the fair market value of the Company’s common stock as of the Emergence Date (collectively, your “Award”).  Based on current projections, the Company is planning to issue you an award covering Company common stock having a value at emergence of approximately $2.5 million, but not to exceed .133% of the Company’s fully diluted common stock as of the Emergence Date.  The award will be 75% in the form of RSUs and 25% in the form of Options.  Generally, your Award will vest over a three (3) year period, according to the following schedule:  33.33% on the first anniversary of the Emergence Date and 8.33% at the end of each quarter thereafter, such that your Award would be fully vested on the third anniversary of the grant date, subject to your continued employment with the Company through each applicable vesting date.

Additional terms and conditions with respect to your Award will be contained in the Company’s equity incentive plan and in the related individual award agreements, which exclusively control your Award and supersede any other written or oral representations concerning your Award, including those contained this letter. You will receive copies of the equity incentive plan and your award agreements after your Award has been approved by the Board of Directors.

Employee Benefit Plans: Attachment B is a summary of benefits available to you under Avaya’s Executive and general employee benefit plans. For most plans, you will be covered immediately from date of hire.

Contingency of Offer:  This offer of employment is contingent upon the successful completion of reference checks and a background check.  This Offer is also contingent upon your execution of the Employee Agreement regarding Intellectual Property and Proprietary Information, attached as Attachment C.

Benefit and Incentive Plan Terms: The benefit and incentive plans, programs and practices briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans, programs and practices, as well as other payments referred to in this letter are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any compensation, incentive, benefit, perquisite plan, program or practice at its sole discretion and without prior notice. Moreover, the very brief summaries contained herein are subject to the written terms of such plans, programs and practices, which supersede any other written or oral representations concerning such plans, programs and practices, including this letter.

For purposes of the Executive and employee benefits plans, the definition of includable compensation is set forth in the respective plans, and may be amended or modified at any time and without prior notice. No other compensation and payments reflected in this offer are included in the calculation of any employee or Executive benefits. You may consult with the respective summary plan descriptions, which are available on request, for specific plan information.

There may be other benefits at Avaya that include certain non-solicitation obligations, e.g. equity grants, that are not meant to conflict with this offer letter. In case of any conflict between the provisions of this letter and the provisions of any other applicable benefit plan, program or agreement in which you participate, the obligations set forth in such benefit plan, program or agreement shall govern.

Employment At-Will: This letter is neither an express nor implied contract for continued employment or employment for a specific length of time. Your employment with Avaya will be “At-Will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, Avaya may terminate your employment at any time and for any reason.

Prior Representation: By acceptance of this offer you further agree that this offer supersedes and completely replaces any prior oral or written communications or representations concerning or relating to your employment with Avaya.

If you agree to the foregoing terms and conditions of employment, and affirm that there are no agreements or other impediments that would prevent you from providing exclusive service to Avaya, please sign this letter by November 10, 2017 in the space provided below.

Please fax the signed letter, as well as the signed Employee Agreement regarding Intellectual Property and Proprietary Information (Attachment C), to Carol Bonura of our Executive Staffing Group at (908) 450-1511, or sign, scan and email to bonura@avaya.com. Also, you will be receiving an email from Carol to initiate the background check process through HireRight.

Shefali, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to Avaya. As a Company, we have never been better positioned to take full advantage of the opportunities for growth and success in the marketplace. I look forward to having you join us. If you have any questions, please do not hesitate to call me or Carol Bonura at (908) 953-6988.

Sincerely,

___________________________
James Chirico
Chief Executive Officer

____/s Shefali Shah________ _______November 16, 2017__
Acknowledged and Agreed to: Date
Shefali Shah